Exhibit 99.1
Investor Update
January 15, 2015
This investor update provides Spirit's guidance for the fourth quarter and full year ending December 31, 2014. All data is based on preliminary estimates.

Capacity - Available Seat Miles (ASMs)	1Q14A	2Q14A	3Q14A	4Q14A	FY2014A
Year-over-Year % Change	21.0%	17.2%	14.7%	18.9%	17.9%

4Q14E

Operating Margin(1)	Approximately 19.5%

Operating Expense per ASM (CASM) (cents)
Adjusted CASM Year-over-Year Change(1)	Down Approx. 9.5%

Adjusted CASM Ex-fuel Year-over-Year Change(2)	Down Approx. 2.0%

Average Stage Length (miles)	983

Fuel Expense per Gallon ($)
Economic fuel cost(3)	$2.56

Fuel gallons (thousands)	52,735

Selected Operating Expenses ($Millions)
Aircraft rent	$51
Depreciation and amortization	$13

Total other non-operating expense ($Millions)	$1
Total other non-operating income includes a charitable contribution that is specifically creditable against current income tax in the State of Florida, as allowed under state law.

Effective Tax Rate	37.5%

Wtd. Average Share Count (Millions)
Basic	72.8
Diluted	73.3

Capital Expenditures & Other Working Capital Requirements ($Millions)	Full Year 2014E
Aircraft purchase commitments for leased aircraft	$304

Aircraft capital expenditures(4)	149
Other capital expenditures(5)	38
187
Less: Proceeds from issuance of long term debt	148
Less: Proceeds from sale/leaseback transaction	7
32

Pre-delivery deposits for flight equipment, net of refunds	116

Payments for heavy maintenance events(6)	52
Pre-paid maintenance deposits, net of reimbursements	32

Footnotes

(1)
Excludes special items which may include any unrealized gains and losses arising from mark-to-market adjustments to outstanding fuel derivatives, estimated premium expense to be recognized related to fuel option contracts, loss on disposal of assets, and special charges or credits. Includes economic premium expense related to fuel option contracts in the period the option is benefiting.

(2)	Excludes all components of fuel expense, loss on disposal of assets, and special items.

(3)	Includes fuel taxes, into-plane fuel cost, and economic premium expense related to fuel option contracts in the period the option is benefiting.

(4)	Includes purchase amounts related to four aircraft. Excludes $25 million of aircraft capital expenditures that were funded with pre-delivery deposits paid in prior years held by the manufacturer.

(5)	Includes the purchase of a spare engine financed under a sale/leaseback transaction after it was delivered.

(6)	Payments for heavy maintenance events are presented as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Spirit Airlines, Inc.

	Aircraft Delivery Schedule (net of Scheduled Retirements) as of December 31, 2014
	A319	A320 CEO	A320 NEO	A321 CEO	A321 NEO	Total
Total Year-end 2013	29	23	—	2	—	54

1Q14	—	2	—	—	—	2
2Q14	—	1	—	—	—	1
3Q14	—	1	—	—	—	1
4Q14	—	7	—	—	—	7
Total Year-end 2014	29	34	—	2	—	65

1Q15	—	5	—	—	—	5
2Q15	—	3	—	—	—	3
3Q15	—	—	—	3	—	3
4Q15	—	—	1	3	—	4
Total Year-end 2015	29	42	1	8	—	80

2016	(3)	3	4	9	—	13
2017	(4)	7	—	8	—	11
2018	(5)	2	6	5	—	8
2019	(1)	—	3	—	10	12
2020	(7)	—	13	—	—	6
2021	(4)	—	18	—	—	14
Total Year-end 2021	5	54	45	30	10	144

Notes:
Includes aircraft on firm order as well as 5 leased A320neo aircraft.
2017 reflects scheduled deliveries of 8 A320ceo and 10 A321ceo aircraft, net of 1 A320ceo and 2 A321ceo lease expirations.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the fourth quarter and full year 2014 including expectations regarding operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation, to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.